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Wednesday, April 28th, 2010
10 Comments

Physicians Supplementing Income through Nutritional Supplement Sales


There was a time when it was unheard of for physicians to sell nutritional supplements in their practice. In essence, it was considered taboo for a doctor to pursue this path as a means to make money. However, two realities have changed the direction physicians are taking today as it relates to selling nutritional supplements. First, consumers continue to be moving toward preventive healthcare. Second, with lower income and higher expenses, doctors are looking for additional answers to support themselves, their families and their practices.

Below is some data that might be useful to share with any physician that continues to operate with that "old school" belief that doctors should not sell nutritional supplements to their patients. The data comes from two sources. The first is a report compiled by ChangeWave Research called "Preventive Care and Wellness Trends". That report surveyed 313 doctors in February 2010 to get their input on the latest trends in preventive care and patient wellness. The second is a survey done by the Nutrition Business Journal from a survey conducted in March 2010 of 600 medical professionals in the US.

Changing Wave Observations

• 41% of doctors recommend that patients take vitamins/nutritional supplements
• 31% of doctors report increased patient interest in preventive care and wellness. Those changes were driven by lifestyle changes but also included supplementation as a means to avoid illness

• Doctors rated Vitamins/Nutritional Supplements as the safest products in the marketplace, even more safe than prescription drugs and over-the-counter drugs
• 29% of doctors recommended nutraceutical products to their patients with the top 3 recommendations being Fish/Omega oils, Probiotics, and Fruits and Vegetables/Whole grain/Organic products

<u>Nutrition Business Journal Report</u>

• 76% of practitioners sell supplements in their offices
• 70% of practitioners reported being "very knowledgeable" about supplements and how they can be used to support their patients health (growing trend on physician education on nutrition)
• Predict that the healthcare practitioner channel of distribution is going to be "one of the most vibrant and fastest-growing sales channels in the nutrition industry for the next 10 years". Below is the chart showing this trend over the last decade.



So what does all this mean? First, physicians are marketing nutrition because (1) the consumer is moving in that direction and (2) their net income continues to shrink (lower pay and higher expenses). Second, according to the Nutrition Business Journal, physicians continue to be the most trusted source to consumers on who they listen to for advice on nutrition. That means if you are in the nutrition business, it might be worth getting more medical professionals involved in your business. Finally, clearly the views of the medical profession toward supplementation sales in a doctor's office are evolving. The awareness continues to grow and change is taking place in the medical profession.

I would like to add one more important observation. Medical professionals tend to be scientist vs. salesman. They are used to recommending products that have science to support claims. I suspect that those nutritional products that have science to support the efficacy of their product will be the ones that the medical profession gravitates toward as an answer for their patients. Clearly the regulatory environment is moving in this direction which further supports marketing products that are supported by science. However, not all science is equal. Doctors are accustomed to "primary research" over "borrowed research". It is critical that research is done directly on the product (primary research) vs. relying on claims contributed to the components in the product (secondary research). In the end, the stronger the research and the more it resembles what physicians are accustomed to in their practices, the higher the probability that you will attract medical professionals to your business.

In closing, it is important to realize that trends matter, especially if driven by real demand. The face of prevention, healthcare and nutrition are changing. The key is to not only recognize these trends, but to proactively get positioned to take advantage of them. One of the key momentum principles in business is to attach your business model to a growing long-term trend. As the old adage goes, it is easier to swim with the current than against it.

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Category: <u>Business Momentum</u> / <u>NSA/Juice Plus+</u>
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10 Responses

April 29, 2010
James Walker


Your so right I am a major share holder in a company here in Seattle Washington that has hard science , published white papers and a FDA approval of our product it is also approved by WADA and USADA and is non toxi non stimulant and no side effects.

April 29, 2010
<u>Debbi Walton</u>


Excellent article. Thank you, Gordon for your timely wisdom.

April 29, 2010
Gordon Hester



Thanks Debbi. No doubt times are changing in the world of healtcare. For those who understand and embrace change, business will probably be great. It is definitely not the time to stick you head in the sand and ignore what is going on in the world. For Juice Plus distributors, the best is yet to come.

April 29, 2010
Jaya Kara



Thank you Gordon, so much, for all you do for us. Much appreciated. It is a great article and I am so excited and am proud to be a Juice Plus Rep.

April 30, 2010
Hans Meirhofer



Thank you Gordon for another great input.
I am by myself in the health care business for 30 + years and a distributor for 15 years.

And the fayots you mentioned above are more reliable and true than ever before.
I think primarily it is a matter of the mindset in the "health care people" – things are changing and you better realize it and take action!
Thanks again and greetings from Austria
Hans

April 30, 2010
Michele



Thank you Gordon.
You 'da man!
tx for being who you are and doing what you do to make a difference in the lives of others and in the world!

May 4, 2010
Dave Rankin



Gordon, great job here, love your thoughts. I'm copying this to Docs I know. I'm sure they're very open to this now. Thanks for your insights & sharing with us. dar

May 4, 2010
Gordon Hester



Thanks everyone. I hope you share this information with the medical community. There are lots of talented professionals in healthcare who have a lot to offer all of us. In the end, if we serve then then they will probably reciprocate and serve us at a higher level. No doubt the healthcare professionals are a necessary and vital part of society. Like everyone else, they will need to embrace change in order to thrive in the future.

July 21, 2010
Adam



Gordon,

Do you have any surveys or studies that show how the patient looks at the doctor when they sell something from their office. I would love to have a proof source showing doctors it is ok to sell in their office and the patient does not think less of the doctor for doing so. Thanks in advance for the help.

July 22, 2010
Gordon Hester



I am not sure if I have any data for you but I will check.

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